Exhibit 99.1

FOR IMMEDIATE RELEASE

October 21, 2013

Contact:	Laura Ulbrandt
(212) 460-1900

LEUCADIA NATIONAL CORPORATION

ANNOUNCES PRICING OF SENIOR NOTES OFFERING

NEW YORK, NEW YORK – October 21, 2013 - Leucadia National Corporation (NYSE: LUK) today announced the pricing of its public offering of $250,000,000 principal amount of its 6.625% Senior Notes due 2043 (the “senior notes”) at an issue price of 98.781%. The offering is expected to close on October 24, 2013.

The Company intends to use the net proceeds from the proposed offering for general corporate purposes.

The offering is being made pursuant to an effective registration statement filed by Leucadia National Corporation with the Securities and Exchange Commission on October 2, 2013.

Jefferies LLC is acting as sole bookrunner for the proposed offering. Interested parties may obtain a written prospectus relating to the senior notes offering from the following: Debt Capital Markets, Jefferies LLC, 520 Madison Avenue, 8th Floor, New York, NY 10022, (212) 284-3417.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, Leucadia’s senior notes or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Although Leucadia believes any such statement is based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of factors that may cause results to differ, see Leucadia’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012.  These forward-looking statements speak only as of the date hereof.  Leucadia disclaims any intent or obligation to update these forward-looking statements.